UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 26, 2018

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 26, 2018, Office Depot, Inc. (the “Company”) appointed Dan Stone, 46, to serve as the Company’s President, CompuCom effective April 1, 2018.

Mr. Stone served as Chief Executive Officer of CompuCom Services, Inc. (“CompuCom”) from November 2016 until the Company’s acquisition of CompuCom in November 2017, as well as Executive Vice President and President, End-User Enablement and Tech Zone from February 2015 to November 2016. Prior to joining CompuCom, Mr. Stone served as President and General Manager of Lenovo Latin America from 2013 to 2016. Previously, Mr. Stone served as the Chief Strategy Officer at Lenovo Group Ltd. from 2012 to 2013, and also held roles at McKinsey & Company. Mr. Stone has been chairman of the board of directors of Powermat, a private wireless charging company since March 2017 and previously served as the board of directors observer for XTR3D, an Israeli 3D camera company, from 2011 to 2016.

The Company and Mr. Stone entered into a Letter Agreement (the “Letter Agreement”), which sets forth the terms of Mr. Stone’s employment with the Company as President, CompuCom effective April 1, 2018 (the “Effective Date”).

As President, CompuCom, Mr. Stone’s annual base salary will be $575,000. Mr. Stone will also (i) be eligible to participate in the Office Depot, Inc. 2018 Corporate Incentive Plan with a target incentive payout for 2018 set at 75% of his annual eligible earnings; (ii) receive a long term incentive award for 2018 equal to a value of $1,000,000 under the Office Depot, Inc. 2018 Long Term Incentive Plan on the Effective Date; and (iii) be eligible for the Company’s Executive Car Allowance Program. In addition, Mr. Stone will be eligible to receive a retention bonus of up to $1,000,000 (the “Retention Bonus”) pursuant to a retention agreement which the Company and Mr. Stone entered into on March 26, 2018 (the “Retention Agreement”). The Retention Bonus will vest in two equal installments of $500,000 with the first installment vesting on December 31, 2018 and the second installment vesting on December 31, 2019, subject to Mr. Stone’s being actively employed by the Company on each vesting date.

If Mr. Stone is involuntarily terminated by the Company without Cause (as defined in the Letter Agreement) or voluntarily resigns for Good Reason (as defined in the Letter Agreement), Mr. Stone will be entitled to receive the following severance benefits:

(i)	18 months of Mr. Stone’s base salary at the rate in effect on the date of his employment termination;

(ii)	18 times the difference between the Company’s monthly COBRA charge on the date of Mr. Stone’s employment termination for the type of Company-provided group health plan coverage in effect for Mr. Stone on that date and the applicable active employee charge for such coverage;

(iii)	a bonus calculated based on actual performance under the Company’s annual bonus plan for the Company’s fiscal year in which the termination occurs, and Mr. Stone’s annual eligible earnings in the fiscal year in which the termination occurs, with payment under this subsection (iii) being made to Mr. Stone at the same time as payments made to other participants in the corporate bonus program, as described in the Letter Agreement; and

(iv)	any earned but unpaid annual bonus for the completed fiscal year preceding the fiscal year of termination, which unpaid bonus will be paid when annual bonuses are paid to other senior executives for such fiscal year.

Any incentive-based compensation or other amounts paid to Mr. Stone pursuant to the Letter Agreement or any other agreements or arrangements with the Company will be subject to clawback under any applicable Company clawback policy (including any such policy adopted by the Company pursuant to applicable law, government regulation or stock exchange listing requirement).

In addition, Mr. Stone is eligible to participate in the Company’s Executive Change in Control Plan which provides for severance benefits in the event that he is involuntarily terminated following a Change in Control, as will be defined therein, at the Tier 1 level. The Executive Change in Control Plan is previously described and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 7, 2014.

Mr. Stone’s employment with the Company is also subject to the execution by him of the Company’s Associate Non-Competition, Confidentiality and Non-Solicitation Agreement (the “Associate Agreement”), which agreement contains customary covenants regarding confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, and proprietary rights. The Associate Agreement is substantially similar to the Form of Associate Agreement between the Company and certain executives of the Company previously filed as Exhibit 10.51 to its Annual Report on Form 10-K on February 22, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: March 30, 2018	/s/ N. DAVID BLEISCH
N. David Bleisch
Executive Vice President, Chief Legal Officer
& Corporate Secretary